Exhibit 3.5

State of Wyoming

Office of the
Secretary of State

United States of America,
State of Wyoming	ss.

I, JOSEPH B. MEYER, Secretary of State of the State of Wyoming, do hereby certify that the filing requirements for the issuances of this certificate have been fulfilled.

CERTIFICATE OF MERGER

OF

NATION INC. (UNQUALIFIED) (DE)
merged into:  NATION ENERGY INC. (WY) (SURVIVOR)

Accordingly, the undersigned, by virtue of the authority vested in me by law, hereby issues this Certificate.

GREAT SEAL OF THE STATE OF WYOMING	IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed the Great Seal of the State of Wyoming. Done at Cheyenne, the Capital, this 13th day of June A.D., 2003.
/s/ Joseph B. Meyer
Secretary of State
By: /s/ signed

FILED:  06/13/2003
CID: 2002-00430642
WY Secretary of State

Doc. ID: 2003-00450950

ARTICLES OF MERGER (WYOMING)

OF

NATION ENERGY INC.

(a Wyoming Corporation)

AND

NATION ENERGY INC.

(a Delaware Corporation)

In accordance with Article 11 of the Wyoming Business Corporation Act, the undersigned, Donald A. Sharpe, being the Chief Executive Officer of Nation Energy Inc., a Wyoming corporation, DOES HEREBY CERTIFY as follows:

(1) The name and state of incorporation of each of the constituent corporations are Nation Energy Inc., a Wyoming corporation, and Nation Energy Inc., a Delaware corporation;

(2) An agreement of merger, attached hereto as Exhibit “A”, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Article 11 of the Wyoming Business Corporation Act pursuant to which shareholder approval was not required;

(3) The name of the surviving corporation is Nation Energy Inc.;

(4) The surviving corporation, Nation Energy Inc., will be a Wyoming corporation and its Articles of Incorporation as currently filed with the Secretary of State of the State of Wyoming shall be the Articles of Incorporation of the surviving corporation;

(5) The executed agreement of merger is on file at the principal place of business of the surviving corporation, Suite 1100 – 609 West Hastings Street, Vancouver, British Columbia V6B 4W4;

(6) A copy of the agreement of merger will be furnished by the surviving corporation, on request and without cost, to any  stockholder of either constituent corporation;

(7) The authorized capital stock of Nation Energy Inc., a Delaware corporation, consists of 50,000,000 shares of common stock, with a par value of $0.001 per share pursuant to which shareholder approval was required; and

(8) This certificate shall become effective at 5:00 p.m. PST on the date it is filed.

IN WITNESS WHEREOF, the undersigned has signed his name and affirmed that this instrument is in the act and deed of the corporation and that the statements herein are true, under penalties of perjury, this January 29, 2002.

NATION ENERGY INC.

Per: /s/ Donald A. Sharpe
Donald A. Sharpe,
President, CEO and Director

Exhibit "A"

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER DATED AS OF JANUARY 29, 2002

BETWEEN:

NATION ENERGY INC., (a Delaware Corporation) having a place of business at Suite 1100 - 609 West Hastings Street, Vancouver, British Columbia, V6B 4W4

("DelawareCo")

AND:

NATION ENERGY INC., (a Wyoming Corporation) c/o CT Corporation System, 1720 Carey Avenue, Cheyenne, Wyoming  82001

("WyomingCo")

WHEREAS:

This Agreement and Plan of Merger (this "Agreement") is made and entered into as of January 29, 2002 between DelawareCo and WyomingCo.  DelawareCo and WyomingCo are from time to time herein referred to as the "Constituent Corporations".

A. DelawareCo is a corporation duly organized and existing under the laws of the State of Delaware and, on the date hereof, has authorized capital consisting of 50,000,000 shares of common stock, with a par value of $0.001 per share (the "DelawareCo Common Stock"), of which 11,020,000 shares are issued and outstanding as of November 30, 2001.

B. WyomingCo is a corporation duly organized and existing under the laws of the State of Wyoming and, on the date hereof, has authorized capital consisting of 100,000,000 shares of common stock, with no par value (the "WyomingCo Common Stock"), of which no shares are issued and outstanding.

C. Each of the Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of Constituent Corporations and their respective shareholders that DelawareCo be merged with and into WyomingCo for the purpose of changing the jurisdiction of incorporation of DelawareCo from the State of Delaware to the State of Wyoming.

D. By directors' resolution dated January 29, 2002, the Board of Directors of WyomingCo has approved the Plan of Merger embodied in this Agreement.

E. By directors' resolution dated January 29, 2002, the Board of Directors of DelawareCo has approved the Plan of Merger embodied in this Agreement.

F. By shareholders' consent resolution dated January 29, 2002, the majority of the shareholders of DelawareCo have approved the Plan of Merger embodied in this Agreement.

NOW THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the Constituent Corporations do hereby agree to merge on the terms and conditions herein provided, as follows:

1. THE MERGER

1.1 The Merger

Upon the terms and subject to the conditions hereof, on the Effective Date (as hereinafter defined), DelawareCo shall be merged with and into WyomingCo in accordance with the applicable laws of the States of Delaware and Wyoming (the "Merger").  The separate existence of DelawareCo shall cease, and WyomingCo shall be the surviving corporation (the "Surviving Corporation") and shall be governed by the laws of the State of Wyoming.

1.2 Effective Date

The merger shall become effective on the date and at the time of filing of this Agreement and Plan of Merger, or Certificate of Merger, in substantially the form annexed hereto as Appendix A-1, with the Secretary of State of the State of Delaware, and a Certificate of Merger in substantially the same form with the Secretary of State of the State of Wyoming, whichever occurs later (the "Effective Date"), all after satisfaction of the requirements of the applicable laws of such States prerequisite to such filings, including without limitation the approval of the shareholders of DelawareCo.

1.3 Certificate of Incorporation

On the Effective Date, the Certificate of Incorporation of WyomingCo, as in effect immediately prior to the Effective Date, shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation.

1.4 Bylaws

On the Effective Date, the Bylaws of WyomingCo, as in effect immediately prior to the Effective Date, shall continue in full force and effect as the bylaws of the Surviving Corporation.

1.5 Directors and Officers

The directors and officers of WyomingCo immediately prior to the Effective Date shall be the directors and officers of the Surviving Corporation, until their successors shall have been duly elected and qualified or until otherwise provided by law, the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

2. CONVERSION OF SHARES

2.1 DelawareCo Common Stock

Upon the Effective Date, by virtue of the Merger and without any action on the part of any holder thereof, each share of DelawareCo Common Stock outstanding immediately prior thereto shall be changed and converted into one fully paid and non-assessable shares of the common stock of the Surviving Corporation, par value of $0.001 per share (the "Survivor Stock").

2.2 WyomingCo Common Stock

Upon the Effective Date, by virtue of the Merger and without any action on the part of the shareholder thereof, each share of WyomingCo Common Stock outstanding immediately prior thereto shall be cancelled and returned to the status of authorized but unissued shares.

2.3 Options

Upon the Effective Date, the Surviving Corporation shall assume and continue the rights and obligations of DelawareCo under each then outstanding option to purchase DelawareCo Common Stock, and the outstanding and unexercised portions of all options and rights to buy DelawareCo Common Stock shall become rights or options for the same number of shares of Survivor Stock with no other changes in the terms and conditions of such options or rights, including exercise prices, and upon the Effective Date, the Surviving Corporation hereby assumes the outstanding and unexercised portions of such options and rights and the obligations of DelawareCo with respect thereto.

2.4 Exchange of Certificates

Each person who becomes entitled to receive any Survivor Stock by virtue of the Merger shall be entitled to receive from the Surviving Corporation, as promptly as practicable after the Effective Date, a certificate or certificates representing the number of Survivor Stock to which such person is entitled as provided herein.

3. EFFECT OF THE MERGER

3.1 Rights, Privileges, etc.

On the Effective Date of the Merger, the Surviving Corporation, without further act, deed or other transfer, shall retain or succeed to, as the case may be, and possess and be vested with all the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of DelawareCo and WyomingCo; all property of every description and every interest therein, and all debts and other obligations of or belonging to or due to each of DelawareCo and WyomingCo on whatever account shall thereafter be taken and deemed to be held by or transferred to, as the case may be, or invested in the Surviving Corporation without further act or deed, title to any real estate, or any interest therein vested in DelawareCo or WyomingCo, shall not revert or in any way be impaired by reason of this merger; and all of the rights of creditors of DelawareCo and WyomingCo shall be preserved unimpaired, and all liens upon the property of DelawareCo or WyomingCo shall be preserved unimpaired, and all debts, liabilities, obligations and duties of the respective corporations shall thenceforth remain with or be attached to, as the case may be, the Surviving Corporation and may be enforced against it to the same extent as if all of said debts, liabilities, obligations and duties had been incurred or contracted by it.

3.2 Further Assurances

From time to time, as and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of DelawareCo such deeds and other instruments, and there shall be taken or caused to be taken by it such further other action, as shall be appropriate or necessary in order to vest or perfect in or to confirm of record or otherwise in the Surviving Corporation the title to and possession of all the property, interest, assets, rights, privileges, immunities, powers, franchises and authority of DelawareCo and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of DelawareCo or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

4. GENERAL

4.1 Abandonment

At any time before the Effective Date, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either DelawareCo or WyomingCo or both, notwithstanding the approval of this Agreement by the shareholders of DelawareCo.

4.2 Amendment

At any time prior to the Effective Date, this Agreement may be amended or modified in writing by the Board of Directors of either DelawareCo or WyomingCo or both; provided, however, that an amendment made subsequent to the adoption of this Agreement by the shareholders of DelawareCo shall not alter or change any of the terms and conditions of this Agreement is such alteration or change would adversely affect the rights of the shareholders of DelawareCo.

4.3 Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Wyoming and, so far as applicable, the merger provisions of the Delaware General Corporation Law.

4.4 Counterparts

In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

4.5 Electronic Means

Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first written.

NATION ENERGY INC.

Per:  /s/ Donald A. Sharpe
Name:  Donald A. Sharpe
Title:   President, CEO and Director

NATION ENERGY INC.

Per: /s/ Donald A. Sharpe
Name:  Donald A. Sharpe
Title: President, CEO and Director